Exhibit 3.1
AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF BUZZFEED, INC.
Pursuant to Section 242 of the
General Corporation Law of the State of Delaware
BuzzFeed, Inc., a Delaware corporation (the “Corporation”) does hereby certify as follows:
FIRST: The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 9, 2020 under the name 890 5th Avenue Partners, Inc.
SECOND: The amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 11, 2021.
THIRD: The second amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 3, 2021 (the “Second Amended and Restated Certificate”).
FOURTH: The Corporation filed a Certificate of Change of Registered Agent and/or Registered Office which had the effect of amending Article II of the Company’s Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on March 13, 2023.
FIFTH: The Second Amended and Restated Certificate was further amended by the certificate of amendment to the Second Amended and Restated Certificate filed with the Secretary of State of the State of Delaware on June 1, 2023, effective at 5:00 p.m., Eastern Time, on June 2, 2023.
SIXTH: Resolutions were duly adopted by the board of directors of the Corporation setting forth this proposed amendment no. 2 to the Second Amended and Restated Certificate (“Amendment No. 2 to the Second Amended and Restated Certificate”) and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.
SEVENTH: Resolutions were duly adopted by the board of directors of the Corporation, in accordance with the provisions of Amendment No. 2 to the Second Amended and Restated Certificate set forth below, providing that, effective as of 12:01 a.m., Eastern Time, on May 6, 2024, each four (4) issued and outstanding shares of the Corporation’s Class A Common Stock, par value $0.0001 per share, shall be converted into one (1) share of the Corporation’s Class A Common Stock, par value $0.0001 per share, and each four (4) issued and outstanding shares of the Corporation’s Class B Common Stock, par value $0.0001 per share, shall be converted into one (1) share of the Corporation’s Class B Common Stock, par value $0.0001 per share, as constituted following such date.
EIGHTH: The Second Amended and Restated Certificate is hereby amended by revising Article FOURTH to include a new paragraph as follows:
“4. Reverse Stock Split. Upon the effectiveness (the “Effective Time”) of this Amendment No. 2 to the Second Amended and Restated Certificate pursuant to Section 242 of the General Corporation Law of the State of Delaware, each four (4) shares of the Corporation’s Class A Common Stock, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Class A Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Class A Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of Common Stock, par value of $0.0001 per share (the Class A Common Stock, par value of $0.0001 per share (the “New Class A Common Stock”) and each four (4) shares of the Corporation’s Class B Common Stock, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the

“Old Class B Common Stock” and, together with the Old Class A Common Stock, the “Old Common Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Class B Common Stock, be reclassified, combined and changed into one (1) fully paid and nonassessable share of Class B Common Stock, par value of $0.0001 per share (the “New Class B Common Stock” and, together with the New Class A Common Stock, the “New Common Stock”), subject to the treatment of fractional share interests as described below (the “reverse stock split”). From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of New Common Stock into which such Old Common Stock shall have been combined pursuant to this Amendment No. 2 to the Second Amended and Restated Certificate. No fractional shares shall be issued in connection with the reverse stock split. In lieu of any fractional shares to which the holder would otherwise be entitled, all amounts shall be rounded up to the nearest whole share.”
NINTH: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
TENTH: This Amendment No. 2 to the Second Amended and Restated Certificate shall become effective at 12:01 a.m., Eastern Time, on May 6, 2024.
IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 2 to the Second Amended and Restated Certificate to be executed by a duly authorized officer on the date set forth below.
BuzzFeed, Inc.
By: /s/ David Arroyo_____
Name: David Arroyo
Title: Chief Legal Officer
Dated: April 26, 2024